Exhibit 21.1

Subsidiaries of Freshpet, Inc.

Exact Name of Subsidiaries of Registrant as Specified in the Subsidiary’s Charter	State or Other Jurisdiction of Incorporation or Organization

Professor Connors Canada Inc.	Ontario, Canada